News Release

Investor Contacts:

Investor Contacts:

Tirth Patel

Edison Advisors

T: 646-653-7035

tpatel@edisongroup.com

MagneGas Announces Board Reconstitution

Emphasis on Fully Independent Board of Directors

Board-related Expenses Cut by Approximately 50%

TAMPA, FL – May 19, 2018 — MagneGas Corporation (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today a series of comprehensive changes to the Company’s Board of Directors. Luisa Ingardiola, Carla Santilli and Chris Huntington all submitted their notices to resign from the Company. Ms. Ingardiola submitted her formal resignation and left the Board of Directors on June 12, 2018 and both Mr. Huntington and Ms. Santilli have notified the Company of their resignation plans to leave the Board at the end of June. These changes were made in part to fully address shareholder concerns regarding the independence of the Board of Directors. Luisa Ingardiola, who was the Company’s Chief Financial Officer from 2007 to 2016, and Carla Santilli, are direct family relations of the current Chief Executive Officer, Ermanno Santilli. In addition to these two resignations, Mr. Huntington resigned to pursue other professional and personal endeavors.

“We are very grateful for the long-standing commitment, advice and support Luisa, Carla and Chris brought to MagneGas,” commented Ermanno Santilli, Chief Executive Officer of MagneGas Corporation. “As the Company is undergoing a rapid and pivotal transition, I would like to acknowledge all of our Board members that have made invaluable contributions to our turn-around process. We wish each of these individuals the best in all their future endeavors.”

As part of these changes, the Company also made a partial [correction] equity grant to eliminate accrued cash compensation due to non-management board members. This grant was made to further improve the Company’s working capital position and to reduce current liabilities. In addition, future Board compensation is expected to be reduced by approximately 50%. The Company has been conducting a comprehensive expense rationalization program in the second quarter as three acquisition made during 2018 are being fully integrated.

“We’re determined to identify high-expense areas throughout our corporate structure and evaluate how we can continue trimming and re-shifting capital assets to not only become a leaner company but ensure that our highest growth drivers continue to fire on all cylinders. We’ve made deliberate measures to operate as a more efficient company that aim to satisfy shareholder concerns and ultimately grow our customer acquisition rate,” added Scott Mahoney, Chief Financial Officer of MagneGas.

About MagneGas Corporation

MagneGas Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas® fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Trico Welding Supply and Complete Welding of San Diego. ESSI has 3 locations in Florida, Green Arc 2 locations in Texas and one location in Louisiana, Trico has two locations in northern California, and Complete Welding has one location in southern California. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.